Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Agreement, dated October 16, 2009, is entered into by and between CECO Environmental Corp. (the “Company”), and Dennis W. Blazer (“Executive”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Definitions.

(a) “Cause” shall mean:

(i) negligence, fraud, dishonesty or misconduct by Executive in the performance of his duties;

(ii) intoxication with alcohol or drugs while on the premises of the Company or any of its subsidiaries or any customer or potential customer to the extent that in the reasonable judgment of management, Executive is abusive or his ability to perform his duties and responsibilities is impaired;

(iii) conviction of a felony or any misdemeanor involving dishonesty, theft, the failure to tell the truth, other unethical behavior, racial prejudice, drugs, alcohol, sexual misconduct or any other crime likely to result in public disparagement with respect to the Company or its subsidiaries;

(iv) intentional misappropriation of property belonging to the Company or any of its subsidiaries;

(v) illegal business practices in connection with the Company or any of its subsidiaries’ businesses which could have a material adverse effect on the Company or any of its subsidiaries’ business or financial position or reputation;

(vi) excessive absence of Executive from his employment during usual business hours for reasons other than vacation, disability or sickness after written notice thereof is delivered to Executive describing the nature of such excess absences and affording Executive one more opportunity to avoid excess absences;

(vii) failure of Executive to obey directions of the Board of Directors of CECO or the chief executive officer of the Company, provided that Executive has been given written notice of such directions; or

(viii) the breach by Executive of any confidentiality agreement between Executive and the Company.

(b) “Change in Control” shall mean the occurrence of any of the following: (i) any “person”, as the term is used in Section 3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (other than a Company employee benefit plan) is or becomes the “beneficial owner” as defined in Rule 16a-1 under the Exchange Act, directly or indirectly, of securities of the Company representing

50% or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors; (ii) individuals who constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority thereof in any twelve month period, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be for purposes of this clause (ii) considered as though he or she were a member of the Incumbent Board; or (iii) a sale of substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction.

(c) “Date of Termination” shall mean the date the Executive’s employment is terminated.

(d) “Disability” shall have the meaning in the Company’s long term disability plan.

(e) “Good Reason” shall mean: (i) the relocation of the location of Executive’s regular work place to a location more than 35 miles from its current location in Cincinnati, Ohio (excluding travel in the course of performing Executive’s duties), (ii) demotion of the Executive to a position with materially diminished authority, duties or responsibilities without the mutual agreement of the Company and the Executive, and (iii) the material reduction of Executive’s Base Salary below $260,000.

2. Termination. If during the period beginning on the date of the Change of Control and continuing one (1) year thereafter, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, then:

(a) The Company shall: (i) pay the Executive any base compensation due to the Executive through the Date of Termination, at the rate in effect immediately prior to the termination; (ii) continue to pay to the Executive the Executive’s base salary or compensation, at the rate in effect immediately prior to the Date of Termination, over a twelve (12) month period beginning on the Date of Termination in accordance with the Company’s then current pay practices; and (iii) pay the Executive an amount equal to the amount Executive would have received as an incentive bonus under any executive compensation plan approved by the Compensation Committee in which Executive participates (“Bonus Compensation”) upon its determination, pro rated through the Date of Termination. The Bonus Compensation shall be paid within thirty (30) days after the date on which the amount of the Bonus Compensation, if any, is determined in accordance with the terms of any such plan, which Executive acknowledges is generally, but need not be, within 75 days following a fiscal year to which Bonus Compensation relates. If Bonus Compensation consists of shares of Common Stock of the Company, the vesting or issuance of which is subject to meeting performance goals, Executive shall receive a number of shares pro rated to the Date of Termination that he would have received had he not been terminated, upon determination by the Compensation Committee if such goals were met; provided, that if the agreements or plans under which such shares are issued permit the acceleration of the vesting of the shares by the Compensation Committee or Board of Directors, then the Compensation Committee or Board of Directors, as applicable, may in its sole discretion accelerate the vesting of more than such pro rata amount of shares notwithstanding the terms of this Agreement.

(b) For the 12-month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination (or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the Change in Control), at no greater cost to the Executive on an after-tax basis than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 2(b) shall cease if benefits of the same type are received by or made available to the Executive by a subsequent employer during the applicable period set forth above (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(c) If the payments made or provided to or for the benefit of Executive under this Section 2 are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor to such Section) or interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an “Excise Tax”), then the aggregate “present value” of those payments shall be limited in amount greater of the following dollar amounts (the “Benefit Limit”):

(i) Three times Executive’s “base amount” less one dollar, or

(ii) The amount which yields Executive the greatest after-tax amount of payments under this Agreement and any other plan, program or arrangement with the Company after taking into account all applicable taxes on those payments, including but not limited to the excise tax imposed under Section 4999 of the Code.

For purposes of applying the Benefit Limit, the definitions (for such terms as “base amount” and “present value”) and rules set forth in the Treasury Regulations promulgated under Section 280G of the Code shall apply. To the extent the aggregate present value of any amounts contingent on a Change in Control exceed the Benefit Limit, then the Executive’s payments or benefits will be reduced by eliminating or reducing those payments or benefits in a manner that produces the greatest economic advantage to the Executive and if elimination or reduction of two or more specific payments or benefits produce the same economic advantage, they shall be adjusted or reduces pro rata. In the event the amount determined under (ii) above is greater than that determined under (i) above, Executive shall be responsible for any excise taxes on any benefits payable pursuant to this paragraph.

(d) Any termination of Executive’s employment for Cause or Good Reason shall be communicated by written notice to the Executive or the Company, as applicable (a “Notice of Termination”). For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the effective Date of Termination. In addition, the Executive must provide Notice of Termination for Good Reason within 90 days of the initial existence of the Good Reason condition, the Date of Termination must be no later than one year after the initial existence of the Good Reason condition and the Company shall have 30 days during which it may remedy the Good Reason condition. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) The Executive’s entitlement to the compensation and benefits described in this Paragraph 2 is specifically subject to the execution and delivery by the Executive of a complete release and waiver of claims and confidentiality agreement in form and substance reasonably acceptable to the Company.

3. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and any deferred payments shall be paid in a single lump sum as of that date and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for the Company, in a manner, determined by the Compensation Committee of the Company, that does not cause such an accelerated or additional tax.

4. Binding Effect. This Agreement shall apply to, and inure to the benefit of, the Company, and the predecessors, successors, and assigns of the Company. As this Agreement and all rights and obligations hereunder are personal to Employee, it may not be assigned or transferred by him.

5. Miscellaneous.

(a) This Agreement shall not be amended or modified except by a written agreement signed and delivered by the Parties hereto.

(b) The interpretation and construction of this Agreement shall be governed by the laws of the State of Ohio.

(c) Executive acknowledges and agrees that, in executing this Agreement, he does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement.

(d) This Agreement sets forth the complete agreement between the Parties relating to any termination benefits to which Executive may be eligible in the event the Company terminates his at-will employment relationship.

(e) Nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Employee may have or owe to the Company by virtue of any separate agreement or obligation (including, but not limited to, any Non-Disclosure Agreement).

(f) All notices and other communications hereunder shall be in writing and will be deemed duly given when personally delivered, the next business day when deposited with Federal Express or other nationally recognized overnight courier service delivery prepaid or five (5) business days after being sent to the other party by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Executive:

Dennis W. Blazer

If to the Company:

Attention: Chairman of the Board of Directors
CECO Environmental Corp.
2300 Yonge Street, Suite 1710
Toronto, ON, M4P 1E4
Canada

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(g) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) This Agreement shall not be construed as giving the Executive any right of employment or continuing employment with the Company.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CECO Environmental Corp.

By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer

Executive:

/s/ Dennis W. Blazer
Dennis W. Blazer